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                                                                    EXHIBIT 99.1


FOR MORE INFORMATION:
Chris Watson
S1 Corporation
404.923.6775
Chris.watson@s1.com



          S1 CORPORATION APPOINTS THOMAS JOHNSON, FORMER RETAIL BANKING
                        EXECUTIVE, TO BOARD OF DIRECTORS


ATLANTA, GA. -- OCTOBER 19, 2005 -- S1 Corporation (Nasdaq: SONE), the leading provider of front-office solutions for financial institutions, today announced that it has named Thomas P. Johnson Jr. to its Board of Directors.

As an experienced banker and the former CEO of Bank Administration Institute
(BAI), the financial services industry's leading banking professional organization, Johnson brings nearly 30 years of financial services industry experience to the S1 Board. Prior to BAI, Johnson led several financial institutions, including the retail banking operations at Boatman's Bancshares, a $41 billion institution with 650 branches; and Barnett Banks, a $40 billion institution with 600 branches.

"We are extremely pleased to have Mr. Johnson join our Board of Directors," said James S. Mahan, CEO and Chairman of the Board, S1 Corporation. "With his years of first-hand experience in the financial services industry, as well as his proven track record of leading high-growth organizations, Mr. Johnson will provide S1 with a unique perspective on the strategic issues facing banks today."

According to Johnson, "I am excited about being named a director of S1. The financial services industry is seeking new ways to integrate their front-office solutions in order to better serve their customers. S1's clear market leadership in this space and its unique enterprise approach affords the company a real opportunity to leverage its already strong competitive position. I look forward to working with the management team in furthering the company's strategic goals."



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Ivestor, Page 2

ABOUT S1 CORPORATION

S1 Corporation is a leading global provider of integrated front-office applications for more than 4,000 banks and insurance providers around the world. Comprised of applications that address virtually every market segment and delivery channel, S1 solutions help integrate and optimize an institution's entire front office, resulting in increased operational efficiencies, revenue opportunities and overall customer satisfaction. S1 is the only provider with the proven experience, breadth of products and financial strength to empower financial services companies' enterprise strategies. Additional information about S1 is available at www.s1.com.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC's web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.



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